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                                               Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-90366


           AMERICAN BUSINESS FINANCIAL SERVICES, INC. INVESTMENT NOTES

                                 RATE SUPPLEMENT


                              PROSPECTUS SUPPLEMENT
                                 DATED 11/01/02


        Term                           Rate                        Annual Yield*
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     12-17 mos.                        6.00%                           6.18%
     18-23 mos.                        6.25%                           6.44%
     24-29 mos.                        7.00%                           7.25%
     30-35 mos.                        8.05%                           8.38%
     36-47 mos.                        7.25%                           7.51%
     48-59 mos.                        7.35%                           7.62%
    60-120 mos.                        7.89%                           8.21%

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                Minimum Investment for Investment Notes is $1,000


  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can only be made by the Prospectus dated October 3, 2002, delivered in conjunction with this Rate Supplement dated November 1, 2002. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an Investment in the Notes.
*The Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investment Notes are available from November 1, 2002 through December 3, 2002. You may obtain an additional copy of the Prospectus dated October 3, 2002 free of charge from American Business Financial Services, Inc. by calling (800)776-4001.

     Investment Notes represent obligations of ABFS and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.



            (LOGO) AMERICAN BUSINESS                  For information,
                   FINANCIAL SERVICES, INC.         call 1-800-776-4001

BalaPointe Office Centre   111 Presidential Boulevard    Bala Cynwyd, PA 19004
                               www.ABFSonline.com